Exhibit 99.1

Acquisition Term Sheet

Acquirer:	E-Waste Systems, Inc. (OTCQB:EWSI), through a newly formed company controlled by it (‘EWSN’).
Target:	Surf Investments Inc. of Irvine CA (Surf).
Shareholders	Kimberly Crew and Murex. Inc.
Transaction Form:
Share purchase of Surf, from its Shareholders, by EWSN.

All employees of Surf and all operations shall form part of the transaction.  A set of historic and forecast financial statements, including Profit and Loss, Cash Flow Statement, and Balance Sheets containing sufficiently detailed information shall form part of the attachments to this Term Sheet.

Business Strategy:	EWSN intends, with Surf as a key component, to leverage its current business and credentials with the State of California as a registered electronic waste service provider.
Purchase Price
The Purchase Price for 100% of the share capital, shall be 45% of Surf’s ‘qualified’ sales (all sales less category 4400): plus 8.5% of Surf’s category 4400 sales, for the trailing twelve months to the end of March 2013, in the form of newly issued Series A convertible preferred shares of EWSI at 90% of face value (the ‘Shares’).  These Shares may be converted into restricted common stock of EWSI at the Shareholders choice after a 1 year holding period in equal installments over a 6 month period at a price equivalent to the average of the 10 day volume weighted average closing price per share (the ‘VWAP’) immediately prior to conversion date.

Payment Terms	100% of the Purchase Price shall be paid at Closing
Purchase Price Adjustment
The Purchase Price shall be adjusted for any Debt (defined as the sum of bank debt, long term debt, bank overdraft, shareholder & management debt, overdue taxes and accounts payable in excess of stated terms) existing in the closing balance sheet of Surf.

Assumed Debt:	None, other than the overdraft facility, unless approved by EWSN, in which case the Purchase Price shall be reduced on a $1.00 for $1.00 basis.
Excluded Assets:	None
Closing Date:	May 1, 2013
Management:
a) Julie Peterson Mindiola shall retain the position of President of Surf, and shall be offered a contract to join the executive team of EWSI
b) EWSN shall appoint the directors.
c) Kimberly Crew shall be offered a contract to serve on EWSI’s advisory board
d) All existing personnel shall be retained

Conditions Precedent:
a)  Surf management shall deliver all required financial statements, including two years historicals, current year to date and 18 months forecast
b)  No distributions or assets shall be removed nor dividends declared from the Company prior to Closing
c)  Selected due diligence documentation shall be completed by Surf within 10 days of receipt of EWSN’s checklist

d)     Execution of definitive agreements containing customary warranties of the Shareholders.  EWSN shall submit draft agreements in parallel with due diligence; shall do so within 7 days of signing this Term Sheet, and the documentation shall be substantially in keeping with that previously negotiated, but substantially smaller in page count
e)     Execution of a non-compete agreement by Shareholders for a period of not less than 3 years
f)     Approval by both boards of directors
g)    Public announcements to be joint, and made as agreed

Costs:
All parties are responsible for their own costs in connection with the proposed purchase of Surf, whether or not it proceeds, (including (without limitation) the preparation and negotiation of this Term Sheet, the share purchase agreement and any documents contemplated by them)

Confidentiality:
This Term Sheet is confidential to the parties and their advisers and is subject to the confidentiality agreement already entered into between EWSN and the Shareholders which continues in full force and effect despite the signing of this Term Sheet.

Exclusivity:	The Shareholders grant EWSN an exclusive period from the date of signing this term sheet to the Closing Date, within which to complete due diligence, and to deliver definitive agreements.
Binding:	This Term Sheet reflects the intent of the parties and is intended to bind the Parties, subject only to the conditions precedent above
Law:	This Term Sheet, and the negotiations between the Shareholders and EWSN are governed by and construed in accordance with the law of Nevada.

Accepted and agreed:

On behalf of EWSN:
/s/ Martin Nielson Martin Nielson, CEO 28 April 2013
On behalf of Shareholders:
/s/ Kimberly Crew Kimberly Crew 28 April 2013